Exhibit 99.1

Contacts:

Jaren Irene Madden, Senior Director,

Investor Relations and Corporate Communications

617-453-1336 or Jaren.Madden@infi.com

Christi Waarich

Senior Manager, Investor Relations

617-453-1363 or Christi.Waarich@infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

– Infinity Receives FDA Fast Track Designation for Duvelisib for Follicular Lymphoma in Patients Who Have Received at Least Two Prior Therapies –

– DUO™ Study On-Track for Enrollment Completion By Year End –

– Three Clinical Studies with Duvelisib Expected to Initiate by Year End –

– Preclinical Data and Data from Investigator-Sponsored Studies of Duvelisib to Be Presented at ASH –

Cambridge, Mass. – November 5, 2015 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2015 financial results and ongoing progress with its pipeline, including duvelisib, an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. Infinity also announced today that the U.S. Food and Drug Administration (FDA) granted Fast Track designation for the investigation of duvelisib for the treatment of patients with follicular lymphoma (FL) who have received at least two prior therapies. Earlier this year, Infinity received Fast Track designation for the investigation of duvelisib for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy. Infinity is conducting registration-focused trials evaluating the safety and efficacy of duvelisib, including DYNAMOTM, a Phase 2 study in patients with refractory indolent non-Hodgkin lymphoma (iNHL), and DUOTM, a Phase 3 study in patients with relapsed/refractory CLL.

“The quarter was marked by important clinical development progress for duvelisib, particularly the completion of patient enrollment in DYNAMO. We are also pleased to have recently received Fast Track designation for the investigation of duvelisib for the treatment of follicular lymphoma in patients who have received at least two prior therapies, which complements our Fast Track designation in CLL and supports our belief in the potential of duvelisib to help fill important medical needs,” stated Adelene Perkins, Infinity’s chair, president and chief executive officer. “We are making strong progress toward the completion of patient enrollment in DUO and expect to complete enrollment this quarter. We look forward to completing our regulatory requirements expeditiously to leverage the Fast Track opportunities as we pursue parallel registration paths within iNHL and CLL.”

In addition to the DYNAMO and DUO studies, Infinity is conducting CONTEMPO, a Phase 1b/2 study in treatment-naïve FL patients, and SYNCHRONY, a Phase 1b study in CLL patients whose disease is refractory to or has relapsed while receiving a Bruton’s tyrosine kinase (BTK) inhibitor. Infinity expects three additional clinical studies to begin this year, including the first clinical study of duvelisib in combination with venetoclax, AbbVie’s first-in-class investigational B-cell lymphoma-2 (BCL-2) selective inhibitor. Infinity and AbbVie are jointly developing duvelisib in oncology.

“At Infinity, our mission is to build a company and a community that can sustainably discover, develop and deliver first-in-class and best-in-class medicines to patients. The recent expansion of our pipeline into solid tumors with the addition of IPI-549 represents an important step toward fulfilling our mission. We are planning to initiate a Phase 1 study of IPI-549 in patients with solid tumors in the first quarter of 2016,” Ms. Perkins continued.

In preclinical studies, IPI-549 inhibits immune-suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 has the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring an anti-tumor immune response when used in combination with other immunotherapies such as checkpoint inhibitors.

Recent highlights include the following:

Duvelisib Program

•	Duvelisib granted Fast Track designation for the treatment of patients with FL: Infinity today announced that the FDA granted Fast Track designation for the investigation of duvelisib for the treatment of patients with FL who have received at least two prior therapies. The FDA established the Fast Track designation process to facilitate the development and expedite the review of investigational medicines intended to treat serious or life-threatening conditions and that demonstrate the potential to address an unmet medical need.

•	Duvelisib data to be presented at ASH Annual Meeting: Infinity today announced that three duvelisib abstracts have been accepted for presentation at the American Society of Hematology (ASH) 2015 Annual Meeting, which is being held December 5 – 8 in Orlando, Florida. Presentations will include data from preclinical and translational research conducted in collaboration with The Feinstein Institute for Medical Research demonstrating that inhibition of PI3K-delta and PI3K-gamma affect B-cell growth and survival through both direct effects on CLL cells as well as by disrupting the tumor microenvironment. Additionally, clinical data from two investigator-sponsored studies in patients with hematologic malignancies will be presented. The three poster presentations are as follows:

Saturday, December 5, 2015, 5:30 p.m. – 7:30 p.m. ET

Title: Dual inhibition of PI3K-delta and gamma by duvelisib (IPI-145) impairs CLL B- and T-cell migration, survival and proliferation in a murine xenograft model using primary chronic lymphocytic leukemia cells (Abstract #1753)

Lead Author: Shih-Shih Chen, Ph.D., The Feinstein Institute for Medical Research

Monday, December 7, 2015, 6:00 p.m. – 8:00 p.m. ET

Title: Preliminary results of a Phase Ib study of duvelisib in combination with FCR (dFCR) in previously untreated, younger patients with CLL (Abstract #4158)

Lead Author: Matthew Davids, M.D., Dana-Farber Cancer Institute

Title: Combination trial of duvelisib (IPI-145) with bendamustine, rituximab or bendamustine/rituximab in patients with lymphoma or chronic lymphocytic leukemia (Abstract #3928)

Lead Author: Ian Flinn, M.D., Sarah Cannon Research Institute

•	Target enrollment in DYNAMO reached: In September, Infinity announced it had reached target enrollment in DYNAMO, a global, Phase 2 open-label, single-arm, monotherapy study of duvelisib (25 mg BID) in approximately 120 patients with iNHL whose disease is refractory to rituximab and to either chemotherapy or radioimmunotherapy. The primary endpoint is overall response rate. Topline data from the study are anticipated in the third quarter of 2016. The enrollment milestone triggered a $130 million milestone payment from AbbVie.

•	BRAVURA study announced: In October, Infinity announced plans to initiate BRAVURA, a Phase 3, double-blind, placebo-controlled study in patients with relapsed iNHL, in the fourth quarter of 2015. BRAVURA is designed to evaluate the safety and efficacy of duvelisib plus rituximab and bendamustine (RB) compared to placebo plus RB in approximately 600 patients. The primary endpoint is progression-free survival. Infinity is planning to meet with the FDA to ascertain that BRAVURA can serve as a confirmatory study if DYNAMO supports an accelerated approval.

•	FRESCO study announced: In October, Infinity announced plans to initiate FRESCO, a Phase 2 study in patients with relapsed/refractory FL, in the fourth quarter of 2015. FRESCO is designed to evaluate the safety and efficacy of duvelisib plus rituximab versus rituximab in combination with chemotherapy in approximately 200 patients. The primary endpoint is progression-free survival.

IPI-549 Program

•	IPI-549 expected to enter Phase 1 clinical development in the first quarter of 2016: In September, Infinity announced the expansion of its pipeline with IPI-549, an oral immuno-oncology development candidate that selectively inhibits PI3K-gamma. At the CRI-CIMT-EATI-AACR - The Inaugural International Cancer Immunotherapy Conference, Infinity researchers reported preclinical data demonstrating the potential of IPI-549 to disrupt the immune-suppressive tumor microenvironment and enable a heightened anti-tumor immune response. Research also showed that IPI-549 demonstrated dose-dependent, single-agent, anti-tumor activity in multiple solid tumor models, including murine models of lung, colon and breast cancer. Additionally, mice treated with IPI-549 in combination with checkpoint inhibitors showed greater tumor growth inhibition than either treatment as a monotherapy.

In the first quarter of 2016, Infinity expects to begin a Phase 1 clinical study of IPI-549 in patients with selected solid tumors, including non-small cell lung cancer and melanoma. The study will evaluate IPI-549 as a monotherapy as well as in combination with an anti–PD-1 antibody therapy.

Corporate Updates

•	Senior management team augmented: In October, William Bertrand joined Infinity as executive vice president, general counsel. Prior to Infinity, Mr. Bertrand held various roles of increasing responsibility at Salix Pharmaceuticals, Inc. and most recently served as senior vice president, general manager responsible for the Salix commercial business as well as its transition and integration into Valeant Pharmaceuticals International, Inc. From 2001 to 2013, Mr. Bertrand held positions of increasing responsibility at MedImmune, Inc., serving as its first and only general counsel from 2003 to 2013, prior to and following its sale to AstraZeneca PLC in 2008. Prior to MedImmune, Mr. Bertrand served as associate general counsel at Pharmacia Corporation. He earned a B.S. in Biology from Wayne State University and a J.D. from the University of Wisconsin-Madison.

Third Quarter 2015 Financial Results

•	At September 30, 2015, Infinity had total cash, cash equivalents and available-for-sale securities of $163.0 million, compared to $199.5 million at June 30, 2015, which does not include the $130 milestone payment received from AbbVie in November 2015.

•	Total revenue during the third quarter of 2015 was $90.7 million, compared to $160.6 million in the third quarter of 2014. Revenue included a $75.2 million license fee associated with the $130 million milestone payment from AbbVie for the completion of patient enrollment in DYNAMO and $15.5 million in research and development (R&D) services. R&D services revenue for the third quarter of 2015 was composed of $9.8 million associated with the $130 million milestone payment and $5.7 million associated with the $275 million upfront payment from AbbVie received in September 2014. Revenue during the third quarter of 2014 was composed of $159.1 million license fee and $1.5 million in R&D services, both of which related to the $275 million upfront milestone from AbbVie. Infinity will recognize the remainder of the $130 million milestone payment and $275 million upfront payment over the period in which R&D services will be provided.

•	R&D expense for the third quarter of 2015 was $37.7 million, compared to $44.9 million for the third quarter of 2014. The decrease in R&D expense for the third quarter of 2015 compared to the same period in 2014 was primarily due to a $5.0 million option fee payment to Takeda in the third quarter of 2014 as well as lower clinical development expenses for duvelisib.

•	General and administrative (G&A) expense was $9.8 million for the third quarter of 2015, compared to $8.0 million for the same period in 2014. The increase in G&A expense was primarily related to the continued build-out of the company’s commercial capabilities and the functional support related to those activities.

•	Net income for the third quarter of 2015 was $42.5 million, or a basic earnings per common share of $0.85 and a diluted earnings per common share of $0.84. Net income for the third quarter of 2014 was $103.2 million, or a basic earnings per common share of $2.08 and a diluted earnings per common share of $2.03.

2015 Financial Guidance

The company’s 2015 financial outlook is as follows:

•	Revenue: Infinity expects revenue to range from $100 million to $120 million.

•	Net Loss: Infinity expects net loss for 2015 to range from $125 million to $145 million.

•	Cash and Investments: Infinity expects to end 2015 with a year-end cash and investments balance ranging from $230 million to $250 million. This anticipated year-end cash and investments balance includes the $130 million milestone payment from AbbVie associated with the completion of patient enrollment in DYNAMO.

Conference Call Information

Infinity will host a conference call today at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 60777175. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Duvelisib

Duvelisib is an oral, dual inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, two proteins with predominantly non-overlapping roles known to support the growth and survival of malignant B-cells.[i] Preclinical data suggest that PI3K-delta signaling can lead to the proliferation of malignant B-cells, and both PI3K-gamma and PI3K-delta play a role in the formation and maintenance of the supportive tumor microenvironment.[ii] Duvelisib is the only investigational PI3K-delta,gamma inhibitor in Phase 3 clinical development and has the potential to be a first-in-class treatment for certain types of hematologic malignancies, or blood cancers. AbbVie and Infinity Pharmaceuticals, Inc. are jointly developing duvelisib in oncology.

About IPI-549

IPI-549 is an orally administered immuno-oncology development candidate that selectively inhibits PI3K-gamma. In preclinical studies, IPI-549 inhibits immune suppressive macrophages within the tumor microenvironment, whereas other immunotherapies such as checkpoint modulators more directly target immune effector cell function. As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially complementary approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

Duvelisib and IPI-549 are investigational compounds and their safety and efficacy have not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative biopharmaceutical company dedicated to discovering, developing and delivering best-in-class medicines to people with difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. For more information on Infinity, please refer to the company’s website at www.infi.com.

[i]	Winkler D.G., Faia K.L., DiNitto J.P. et al. (2013) PI3K-d and PI3K-g inhibition by IPI_145 abrogates immune responses and suppresses activity in autoimmune and inflammatory disease models. Chem Biol 20: 1-11.
[ii]	Peluso M., Faia K.L., Winkler D.G. et al. Duvelisib (IPI-145) Inhibits Malignant B-cell Proliferation and Disrupts Signaling from the Tumor Microenvironment through Mechanisms That Are Dependent on PI3K-d and PI3K-g. Blood (ASH Annual Meeting Abstracts) 2014: Abstract 328.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the company’s expectations about: completing patient enrollment in DUO in 2015; plans to initiate additional duvelisib studies in 2015; the potential benefits of Fast Track designation; seeking regulatory approval for duvelisib; plans to request FDA advice regarding BRAVURA; the therapeutic potential of PI3K inhibition and duvelisib, including in combination with venetoclax; the therapeutic potential of IPI-549; plans to initiate clinical development of IPI-549 in 2016; the timing and type of plans to present or publish data; 2015 financial guidance; and its ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data, complete enrollment, or initiate clinical studies in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2015, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Cash, cash equivalents and available-for-sale securities, including long term	$162,961	$333,245
Due from AbbVie	130,000	—
Loan commitment asset from Deerfield, net	—	647
Other current assets	7,354	11,195
Property and equipment, net	28,077	18,970
Other long-term assets	4,834	5,087

Total assets	$333,226	$369,144

Current liabilities	$74,312	$54,877
Deferred revenue, less current portion	100,218	85,510
Financing obligation, less current portion	19,697	—
Construction liability	—	15,456
Other long-term liabilities	5,388	3,829
Total stockholders’ equity	133,611	209,472

Total liabilities and stockholders’ equity	$333,226	$369,144

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration revenue	$90,743	$160,639	$99,987	$160,639
Operating expenses:
Research and development	37,729	44,895	160,220	107,551
General and administrative	9,754	8,042	27,713	21,903

Total operating expenses	47,483	52,937	187,933	129,454

Income (loss) from operations	43,260	107,702	(87,946)	31,185
Other income (expense):
Interest expense	(311)	(4,537)	(1,058)	(8,615)
Investment and other income	75	52	298	356

Total other income (expense)	(236)	(4,485)	(760)	(8,259)

Income (loss) before income taxes	43,024	103,217	(88,706)	22,926
Income tax	(480)	—	(480)	—

Net income (loss)	$42,544	$103,217	$(89,186)	$22,926

Earnings (loss) per common share:
Basic	$0.85	$2.08	$(1.82)	$0.47

Diluted	$0.84	$2.03	$(1.82)	$0.46

Weighted average number of common shares outstanding:
Basic	49,188,443	48,632,888	49,051,836	48,497,305

Diluted	49,764,910	49,735,303	49,051,836	49,533,122

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